Exhibit 10.2
PRELIMINARY COMMERCIAL PROPERTY LEASE AGREEMENT
The parties,
(i) STM SOCIEDADE TÉCNICA DE MONTAGENS LTDA, a company with its principal place of business in the City of Barueri, state of São Paulo, at Av. Tamboré, nº 1.180, Bloco C Administrativo, CEP: 06.460-000, duly enrolled with the National Register of Corporate Taxpayers (CNPJ/MF) under nº 43.779.198/0001-66, herein represented as provided for in its articles of organization;
(ii) MERCADOLIVRE.COM ATIVIDADES DE INTERNET LTDA, a limited liability company, with its principal place of business in the city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, nº 1.306, 7º andar, enrolled with the National Register of Corporate Taxpayers (CNPJ/MF) under nº 03.361.252/0001-34, herein represented as provided for in its articles of organization by Mr. Stelleo Passos Tolda, Brazilian, married, business administrator, resident and domiciled in the City of São Paulo, State of São Paulo, with business office at Rua Gomes de Carvalho, nº 1.306, 7º andar, bearer of Identity Card RG nº 7.575.578-5 SSP/RJ, enrolled with the Individual Taxpayer Register (CPF/MF) under nº 628.676.707-48.
Whereas the First Identified Party is the owner of the Property under construction at Av. de Marte, nº 489, lote 4 Unificado, Quadra 4, Centro de Apoio I Alphaville, in the municipality of Santana do Parnaíba, State of São Paulo;
Whereas the Second Identified Party is interested in leasing the property mentioned above, as soon as its construction is concluded under the terms of this agreement;
The parties decide to prepare this Preliminary Commercial Property Lease Agreement, under the terms of article 462 of the Civil Code, which shall be governed by the following terms and conditions:
1. OBJECT
1.1. The Object of this agreement is the commitment of leasing the property under construction at Av. de Marte, nº 489, lote 4 Unificado, Quadra 4, Centro de Apoio I Alphaville, in the municipality of Santana do Parnaíba, State of São Paulo, according to plans and specifications contained in attachments, and which are an integral part of this instrument, as soon as its construction is concluded.

2. CONSTRUCTION OF THE PROPERTY
2.1. For the lease agreement to be executed, the construction of the Property shall follow the projects previously approved by the Second Identified Party and shall be exclusively at the expense of the First Identified Party, which shall faithfully respect the Plan and Description of the Property that are attached, and are an integral part of this instrument, the technical standards of construction approved by the Brazilian Association of Technical Standards (ABNT), as well as all the laws, regulations and local ordinances, and First Identified Party shall be solely responsible for obtaining all the necessary authorizations from the competent public bodies for the construction and occupation of the property.
2.1.1. The following items are not included in the construction of the property, as well as were not considered in setting the lease value established in clause 5.1, and the Second Identified Party may, at its expense and if the lease agreement is executed, install and implant:
a)	Private Automatic Branch Exchange (PABX);

b)	Access Controls, CCTV and security;

c)	Power stabilizers;

d)	Office furniture and dividers;

e)	Landscaping;

f)	Light fixtures;

g)	Ceiling linings;

h)	Floor covering; and

i)	Air Conditioning System (equipment, duct, frames, etc)
2.2. The First Identified Party is responsible for strict compliance with the obligations related to the Works, the construction and handing over of the Property in perfect conditions of use and making it available for leasing to the Second Identified Party Company, holding harmless Second Identified Party from any responsibility in this respect.

2.3. The correct, determined and non-extendable term for the conclusion of the Works and delivery of the Property (according to the projects approved by Second Identified Party Company) is April 26, 2010, with a delay tolerance of up to sixty (60) days. The Date for Conclusion of the Works may be advanced at the sole discretion of First Identified Party, by means of a seven (7)-day written notification to Second Identified Party Company.
2.3.1. The Second Identified Party is not obliged to accept receiving the property before April 26, 2010, it being certain that in the case of advancing the conclusion of the Works, Second Identified Party shall have the choice to advance the conclusion of the lease agreement or wait until the date planned.
2.4. The Date for Conclusion of the Works cannot be postponed, nor extended, save for reasons of force majeure or act of God, as provided in article 393 of the Brazilian Civil Code. In the event of an act of God or force majeure, as well as delays arising from a fact attributable solely to third parties, concerning which LESSOR has no deciding power, the terms for execution and conclusion of the Works shall immediately be suspended, for a period identical to that of the interruption.
2.5. If, for reasons other than those presented in clause 2.4., the First Identified Party is unable to conclude the works on the date set herein, including the period of tolerance, it shall pay to Second Identified Company, a fine equivalent to two thousand reais (R$2.000,00) per day of delay, limited to the value of a rent, and the Second Identified Party is reserved the right to choose between receiving the fine or not executing the lease agreement.
2.6. The Second Identified Party may inspect the works of the Property (“Works”) personally or through companies and/or individuals specifically appointed in writing by the Second Identified Party for such purpose (the “Inspectors”), and the respective fees shall be borne by Second Identified Company.
2.7. Upon the conclusion of the works of the Property, the Second Identified Party shall proceed to the final inspection to execute the lease agreement. The Second Identified Company, having verified that the Works comply with all the requirements of the Plans, Description and other conditions of this agreement, shall then sign the Term of Delivery and Acceptance of the Property.

2.7.1. The Second Identified Party may only refuse to receive the Property and sign the Lease Agreement, in the case of non-compliance with the obligations of this preliminary agreement.
2.7.2. If the Second Identified Party finds problems in the final inspection, it shall notify in writing the First Identified Party for it to immediately correct eventual faults in the Works. The First Identified Party shall, within a period of 24 hours counted from receipt of the notification, inform Second Identified Party about the time necessary for carrying out the corrections and performance of a new inspection.
2.7.2.1 If, after handing over the property, problems are found in the property, the Second Identified Party shall inform the First Identified Party for it to immediately correct the faults in the property, save if caused by action or omission of lessee, its employees, suppliers and users, or resulting from normal use of the property, act of God or force majeure. If the First Identified Party does not make the corrections in the property within the term established by mutual agreement between the Parties, the Second Identified Party may have the repair made, by a person freely chosen by it, and the First Identified Party shall be obliged to pay for all the expenditures made, duly adjusted for inflation.
2.8. Additional facilities not included in the BASIC project, such as those described in clause 2.1.1., shall be on the sole account of the Second Identified Party after the lease agreement is executed, and it may not claim any reimbursement from the First Identified Party .
2.9. Upon request by the Second Identified Company, which shall be accompanied by project and specifications, the First Identified Party may authorize it to promote adaptations, facilities or implantations in the property to better fulfill its needs, even during the course of the Works. The authorization provided in this clause shall only be valid if made in an express and written manner.
2.10. The First Identified Party is responsible for obtaining the Certificate of Occupancy, or any document that replaces it, as well as obtaining the Fire Department Inspection Certificate, by the date of the final inspection to receive and accept the property.

2.11. The Second Identified Party may not refuse to receive the property or fail to execute the lease agreement, if the First Identified Party concludes the Works provided in the Plan and Description attached, but does not obtain the Certificate of Occupancy or the Fire Department Inspection Certificate by the date of the final inspection, because of the adaptations, facilities or implantations that the Second Identified Party may possibly still be concluding in the property under clause 2.9., and that may prevent obtaining the documents.
2.12. In the case set forth in clause 2.11, the First Identified Party shall obtain the Certificate of Occupancy and the Fire Department Inspection Certificate as soon as the Second Identified Party concludes the works of adaptations, facilities or implantations that prevented obtaining the respective documents.
3. LEASE AGREEMENT
3.1. After the Works projected in the Plan and Description included in the Attachment are concluded, and after Delivery and Acceptance of the property by the Second Identified Party under clause 2.7, the parties hereby undertake to execute the Lease agreement, the clauses and conditions of which are set forth in the Form of Lease Agreement included in the Attachment, which is an integral part of this instrument.
3.2. Provided that the obligations of this instrument are fulfilled, neither of the parties can refuse to execute the Lease Agreement, and the innocent party may demand fulfillment of the agreed, or terminate this instrument, and, in this event, it shall be entitled to receive the fine provided in clause 4.1.
4. FINE
4.1. In the case of unjustified refusal by either of the parties in signing the Lease Agreement, and if the innocent party chooses to terminate this instrument, it shall be entitled to receive from the reluctant party, as pre-determined losses and damages, a fine of one million reais (R$1.000.000,00).
4.1.1. The parties hereby declare that the setting of the penalty clause took into account the nature and purpose of the business, since the characteristics of the building were designed and made to order to fulfill the needs of the Second Identified Company, which in its turn, directed its entire strategic business plan towards the occupation of the property after the conclusion of its construction, and thus there is no reason to speak of excessive settlement, and the parties waive any request for equitable reduction of the penalty.

5. VALUE OF THE RENT
5.1. The monthly rent to be paid by the Second Identified Party when the lease agreement is executed, shall be the result of the multiplication of the amount of ninety four thousand and five hundred reais (R$94.500,00) by the National Index of Civil Construction (INCC) accumulated over the period from March 04, 2009 to the date of conclusion of the works and receipt of the property by the Second Identified Party, when it shall then be adjusted with the minimum periodicity established in law for leases of this nature, by the positive variation of the IGPM, published by the Getúlio Vargas Foundation.
5.1.1. Second Identified Party will have a grace period for the payment of the rent of the first three (3) months counted from the execution of the Lease agreement.
6. DURATION OF THE LEASE
6.1. The Lease Agreement should establish that the term of the lease is four (4) years, starting on the date of the effective delivery of the Properties by the First Identified Party to the Second Identified, which is expected to occur on April 26, 2010.
6.2. The Lease Agreement should grant the Second Identified Party the right to renew the agreement for an equal term, provided that it exercises it, by informing its intention in writing to the First Identified Party up to sixty (60) days before the end of the term of duration of the lease.
6.2.1. The Parties hereby agree that, in the event of occurrence of the renewal established in clause 6.2 above, the amount of the rents shall be increased by ten percent (10%), without prejudice to the application of the adjustment for inflation set forth in clause 5.1.
6.3. The First Identified Party cannot, in any event, oppose the renewal of the lease agreement, save because of contractual non-performance through the sole fault of the Second Identified Party, especially in the case of persistent delay in payment of the rent, this being considered as more than five (05) occurrences during the term of the agreement.

7. GENERAL PROVISIONS
7.1. This Preliminary Agreement shall be construed according to the following rules:
(i) any reference to this Agreement shall include its attachments and other documents or agreements therein referred to.
(ii) the references in this agreement to “party” or “parties” should be understood as references to the party or parties of this agreement, unless otherwise expressly provided for.
(iii) the parties participated jointly in the negotiation and preparation of this Agreement. In case of any doubts regarding any issue or in relation to the construction of any provision of this Agreement, this Agreement shall be construed as if prepared jointly by the parties and no presumption or burden of proof may favor or disfavor either of the parties because of the authorship of any provision of this instrument.
7.2. This Agreement and its Attachments express all the understandings related to its object and, as of the execution hereof, it shall supersede all the previous agreements, guarantees and representations made by the parties, orally or in writing. This instrument may only be changed by formal amendment, signed by the legal representatives of the parties, as provided for by Law.
7.3. The parties agree that waiving of or omitting to requiring compliance with the obligations arising from this Agreement and the Attachment thereof, as well as of the respective terms, shall not constitute a precedent, novation, nor modification of what was agreed upon, and is therefore a mere liberality, which the same parties waive invoking to their benefit.

7.4. If any provision of this Agreement or the Attachment thereof is invalid or annulled, such invalidity will not affect the other provisions of this Agreement and the Attachment thereof, which shall remain in full force, unless it prejudices the compliance with the obligation or the price agreed upon, in which case the affected party may terminate the Agreement.
7.5. The parties acknowledge that there is no partnership, representation, joint venture or employment relationship between them as a result of this Agreement, and that neither party shall have any right, power or authority to act on behalf of the other party or to bind the other party, in whatever manner, except as expressly provided in this Agreement.
7.6. Neither of the parties is, on account of Agreement, with the exceptions herein provided for, authorized or invested with authority to act as a representative of the other party, nor to execute contracts, transact business or assume obligations in place or on behalf of the other party, nor to accept service of process in place or on behalf of the other party, nor, further, to bind the other party, in whatever manner.
7.7. The commitments and obligations assumed by the parties under this Agreement are subject to specific performance, under articles 461, 466-A et seq. of the Code of Civil Procedure, and this instrument serves as an extrajudicially enforceable instrument, under article 585, II, of the Code of Civil Procedure, and it is hereby acknowledged that mere payment of damages shall not constitute adequate compensation in the case of default of an obligation assumed under this Agreement.
7.8. For all purposes of law, the parties hereto represent that they accept this instrument as it was drawn up and hereby agree that they and their successors are bound to fully perform this Agreement.
8. JURISDICTION
8.1. The contracting parties elect the forum of the domicile of the Property to settle any doubts or disputes arising out of this Agreement, with express waiver o any other, as privileged as it may be.
8.2 This Agreement may be duly registered with the Registry of Deeds and Documents at the expense of Second Identified Party, in compliance with that provided in the sole paragraph of article 463 of the Civil Code.

In witness whereof, being aware of and in agreement with all the terms and conditions of this preliminary agreement, the parties, for themselves, their heirs and/or successors, execute this instrument, in three (03) counterparts of equal content and form, in the presence of the two undersigned witnesses.
São Paulo, March 01, 2010.
STM — SOCIEDADE TÉCNICA DE MONTAGENS
MERCADOLIVRE.COM ATIVIDADES DE INTERNET LTDA
Witnesses:

1)	2)

Name:	Name:
RG.:	RG.:

ATTACHMENT 1
NON-RESIDENTIAL LEASE AGREEMENT
By this lawful private instrument the parties herby named and identified below, on one side, STM SOCIEDADE TÉCNICA DE MONTAGENS LTDA, a company with its principal place of business in the City of Barueri, state of São Paulo, at Av. Tamboré, nº 1.180, Bloco C Administrativo, CEP: 06.460-000, duly enrolled with the National Register of Corporate Taxpayers (CNPJ/MF) under nº 43.779.198/0001-66, herein represented as provided for in its articles of organization, hereinafter referred to as LESSOR, and on the other side, MERCADOLIVRE.COM ATIVIDADES DE INTERNET LTDA, a limited liability company, with its principal place of business in the city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, nº 1.306, 7º andar, enrolled with the National Register of Corporate Taxpayers (CNPJ/MF) under nº 03.361.252/0001-34, herein represented as provided for in its articles of organization, by Mr. Stelleo Passos Tolda, Brazilian, married, business administrator, resident and domiciled in the City of São Paulo, State of São Paulo, with business offices at Rua Gomes de Carvalho, nº 1.306, 7º andar, bearer of Identity Card RG nº 7.575.578-5 SSP/RJ, enrolled with the Individual Taxpayer Register (CPF/MF) under nº 628.676.707-48, hereinafter referred to as LESSEE, are in mutual agreement as to this “Non-Residential Lease Agreement”, according to the terms and conditions which they mutually accept and grant, to wit:
1. OBJECT
1.1. The object of this agreement is the leasing of the Commercial Property located at Av. de Marte, nº 489, lote 4 Unificado, Quadra 4, Centro de Apoio I Alphaville, in the municipality of Santana do Parnaíba, State of São Paulo, according to plans and specifications contained in attachments, and which are an integral part of this instrument.
1.2. LESSEE may, at its own expense, this not having been considered in setting the lease amount, install and implant:
a)	Private Automatic Branch Exchange (PABX);;

b)	Access controls, CCTV and security;

c)	Power stabilizers;

d)	Office furniture and dividers;

e)	Landscaping;

f)	Light fixtures;

g)	Ceiling linings;

h)	Floor covering; and

i)	Air Conditioning system (equipment, duct, frames, etc)

1.3. Additional facilities not included in the BASIC project, such as those described in item 1.2 above, shall be on the sole account of LESSEE, which cannot claim any reimbursement from LESSOR, nor retain the property at the end of the lease, but may, however, remove the betterments and amenities eventually introduced by LESSEE, provided that the removal thereof does not cause damage to the leased property, under clause 4.3.
2. DURATION
2.1. The term of this lease is four (4) years, starting on the date of the effective delivery of the property by LESSOR to LESSEE, planned to occur on April 26, 2010.
2.2. LESSEE is assured of the right to renew the agreement for an equal term, provided it exercises it, by informing its intention in writing to LESSOR, up to sixty (60) days before the end of the term of duration of this agreement. The agreement having been renewed, all the other terms and conditions agreed to herein shall remain unaltered, with the exception of the increase in the amount of the rent, set forth in Clause 2.2.1 below.
2.2.1 The Parties hereby agree that, upon the occurrence of the renewal set forth in clause 2.2 above, the amount of the rent shall be increased by ten percent (10%), without prejudice to the application of the adjustment for inflation set forth in clause 3.7.
2.3. In no event may LESSOR oppose the renewal of the lease agreement, save for contractual non-performance through the sole fault of LESSEE, especially in the case of persistent delay in payment of the rent set forth in clause 3.6.1.
2.4. The term of the lease having ended and LESSEE not having manifested interest in renewing the Agreement, LESSEE undertakes to return the leased property, free of people or possessions, in perfect maintenance and repair conditions, as it now receives it, without any damage or defects, save for the natural wear of the asset resulting from the use of the Property, irrespective of any judicial or extrajudicial formality.
3. RENT
3.1. The initial monthly rent shall be the result of the multiplication of the amount of ninety four thousand and five hundred reais (R$94.500,00) by the National Index of Civil Construction (INCC) accumulated over the period from March 04, 2009 to the date of execution hereof.

3.1.1. If on the date of execution hereof the National Index of Civil Construction applicable to the calculation of the initial rent has not yet been disclosed, it will be set based on the accumulated variation of the twelve (12) last indexes published, and the adjustment, whether positive or negative, shall be made within three (3) business days of the publication of the index until then not disclosed.
3.2. LESSEE shall have a grace period for payment of the rent in the three (3) first months of the lease, counted from the effective date of handing over the property.
3.3. The monthly rents shall be paid always on the third (3rd) business day of the month following that of the respective past due monthly period, save with respect to the first rent due to LESSOR, which shall be paid proportionally to the leasing period of the prior month, by means of bank deposit in a current account to be indicated in due course by LESSOR, and the settlement shall occur by means of the confirmation by the bank of the effective credit to the account of the creditor.
3.3.1. The grace period set forth in clause 3.2 having passed, the first rent due to LESSOR shall be paid proportionally to the lease period of the previous month.
3.4. After the due date of the rent and lease charges, a fine equivalent to ten percent (10%) will be applied on the outstanding amount, calculated on the lease amount and charges due, LESSEE also being subject to the application of daily adjustment for inflation by the positive variation of the IGP-M published by the FGV and interest at the rate of one percent (1%) per month, charged pro rata die.
3.5. The mere lack of payment of a rent, at the time agreed upon shall, in itself, constitute default of LESSEE, irrespective of notification, judicial or extrajudicial notice, and LESSOR shall have the right to file an EVICTION ACTION FOR LACK OF PAYMENT, being obligated to pay, in addition to the amount due, all the costs, legal fees and possible damages related to the property, in the event of vacancy.
3.6. Receiving the rents and other lease charges after the term, or for an amount lower than that stipulated in this agreement, shall represent mere waiver by LESSOR, and in no case shall constitute novation, renewal, or change in the contractual provisions.

3.6.1. Even if there is tolerance by LESSOR for delays in payment of the rent, persistent delays in payment of the rent, considered as such more than five (05) occurrences during the term of the agreement, shall be considered serious infringement and contractual non-performance for all the purposes of this agreement.
3.7. The rent set in clause 3.1 above shall be adjusted with the minimum periodicity established in law for leases of this nature, currently annual, as of the date of execution of this agreement, which shall occur upon the effective handing over of the property, irrespective of the date of its occupation, based on the positive variation of the General Market Prices Index (IGPM), published by the Getúlio Vargas Foundation (FGV), or in the absence of such index, another one shall be chosen that best reflects the inflation of the period.
3.8. Whenever the law reduces the minimum periodicity to apply the adjustments for leases of the nature hereof, a new periodicity shall be automatically applied to this agreement, including the possible application of monthly adjustment of the lease due.
3.9. The adjustment of the rent pursuant to the criteria above shall be automatic, waiving any type of communication to LESSEE.
3.10. Upon the occurrence of rent adjustments, if up to the date of payment the applicable index has not been disclosed, the rent shall be adjusted based on the accumulated variation of the twelve (12) last indexes published, and the adjustment, whether positive or negative, shall be made within three (3) business days of the publication of the index until then not disclosed.
4. DESTINATION OF THE LEASED PROPERTY
4.1. LESSEE may use the property for non-residential purposes, respecting the structure of the property and the limitations determined by the legislation in force, zoning, environmental, sound pollution and other regulations, all of which LESSEE is fully aware of.
4.2. Any infraction, on the part of LESSEE, of the rules and limitations set forth in the caption of this clause shall be considered a serious infringement, and cause for the respective Ordinary Suit of Eviction for Contractual Infraction.

4.3. With the exception of the improvements already authorized by LESSOR, set forth in clause 1.2 above, LESSEE may, on its own account and risk, introduce improvements or make modifications in the property, with prior authorization in writing from LESSOR, with the purpose of better adapting it to its activities, always, however, obeying the restrictions of the legal regulations, it being certain that the necessary improvements shall be automatically and immediately incorporated into the property, becoming a benefit to LESSOR, even if they had been previously authorized in writing, and not causing any right to retention of the property, or right of indemnification to LESSEE. The betterments and amenities may be removed by LESSEE, provided that their removal does not cause damage to the leased property.
4.4. LESSOR cannot, however, upon the end or termination of the lease, require that the improvements or modifications made to the property with its consent in writing, be removed at the expense of LESSEE.
4.5. It is certain that, in the case of introduction of the referenced improvements, no responsibility or burden shall accrue to LESSOR, whether with respect to the public powers, or with respect to third parties, and LESSEE shall solely answer for them.
4.6. LESSEE is prohibited from changing the destination of the property stipulated above, under pain of contractual termination and consequent payment of the fine established herein.
5. RIGHTS AND OBLIGATIONS OF LESSOR AND LESSEE
5.1. As of the execution of this instrument, the following are obligations of LESSEE, in addition to those already specified in this instrument: (a) pay, on the due date, the respective leasing charges, listed in clauses 5.3 and 5.6 below, directly to the collection bodies and to LESSOR; (b) use the property for the purposes established in clause 4.1; (c) return the Property, upon the end of the lease, in the same conditions in which it was received; (d) assume responsibility for the maintenance referring to the conservation of the Property, under article 23 of Law 8.245/91, as well as those destined to replace its habitability conditions, including but not limited to cleaning services of the leased property and especially sanitary premises, maintenance of gardens and security services; (e) promptly repair the damage caused to the Property or its facilities by LESSEE or its employees, suppliers or users; (f) not change the internal or external structural layout of the Property without the prior consent in writing by LESSOR; (g) immediately deliver to LESSOR any summons, fines or notifications issued by the public authorities with respect to the Property, even if addressed to LESSEE; (h) assume responsibility for the facilities, cleaning, conservation and painting of the Property, including for the hydraulic, electrical, mechanical and security equipment, as well as fire-fighting and inspections by the fire department; and (i) maintain the leased property free of any contamination or contingency that might characterize an environmental liability.

5.2. LESSEE declares being aware that it must request the competent Authorization of Operation from the competent bodies, on its own account and risk, and LESSOR must supply all the documentation that is necessary with respect specifically to the property.
5.3. LESSEE is responsible for paying the expenses related to public services installed, insurance premiums and taxes directly related to the Property (electrical power, gas, water, sewage), directly to the collection agents, sending the respective proof of payment to LESSOR. This obligation remains even if such expenses are presented for payment after the end of the lease, but still pertaining to the period in which it was in force.
5.4. In the event that payment of some of these taxes or fees is made through LESSOR, LESSEE undertakes to pay the charges it is responsible for together with the settlement of the monthly rent due, even if the due date of such fees only occurs during the month it is charged by LESSOR.
5.5. In the same manner, all the fines and additions caused by LESSEE shall be paid together with the rents, including those that may result from retention of notice of assessment of taxes, fees and contributions for improvements.
5.6. LESSEE is also bound to pay, together with the rent, the condominium expenses, the expenses charged by the land subdivision on which the property is located, as well as the taxes, fees and charges related to the property.
5.7. LESSOR shall help LESSEE in obtaining with the competent bodies, the bills for water, electricity and gas in the name of LESSEE. LESSEE is responsible for supplying all the documentation necessary to obtain the water, electricity and gas bills in its name, and LESSOR is responsible for supplying all the necessary documentation necessary related specifically to the property. If there is any problem to obtain the bills for water, electricity and gas, because of documentation or requirement related to the property, LESSOR undertakes to solve the problem with the competent bodies, under pain of contractual non-performance.

5.8. LESSEE hereby receives the keys to the property, and declares having inspected, according to the inspection report attached, and has verified that is suitable for the purpose for which it is intended, and is in conformity with that agreed in this instrument, and undertakes to return it to LESSOR in the same manner, upon the end of this lease, in the most perfect order and conditions of use, save for the natural wear resulting from use, handing it over, however, recently painted and completely free of people or possessions.
5.8.1 If, after handing over the property, there are problems found with the property, LESSEE shall inform LESSOR so that the latter may immediately correct the faults in the property, save if caused by action or omission of LESSEE, of its employees, suppliers and users, or resulting from normal use of the property, act of God or force majeure. If LESSOR does not make the corrections to the property within a time established by mutual agreement between the Parties, LESSEE may have the repairs made by a person of its free choice, and LESSOR shall be bound to pay for all the expenditures, duly adjusted for inflation.
5.9. Upon the end of the lease and return of the property, if LESSOR verifies any damage or defect in the same, it may refuse to receive the keys until LESSEE returns the property to the conditions in which it was received, save for the natural wear of the asset resulting from use, and the rent and other charges shall be on its account, until the requirements of this agreement are fully satisfied.
5.10. The parties establish that, in the event of termination of the lease by LESSEE, during the term of contractual validity, or after termination thereof, LESSEE must do so by means of prior notice to LESSOR, at least ninety (90) days before the date of vacation, under pain of bearing the rent of the respective period, without prejudice to the contractual fine in the amount of 03 rents, which fine is proportional to the remaining period of the lease, under the provisions of Law 8.245/91.
5.10.1. The prior notice established in clause 5.10, as well as the contractual fine, shall not apply, in the event of normal termination of the agreement at the end of the term thereof.
5.11. LESSEE is bound to comply with, on its account, without the right to any reimbursement or indemnification by LESSOR, all the determinations, requirements or legal notices from the competent powers, with respect to the leased property, provided that such requirements are the responsibility of LESSEE.
5.12. LESSEE hereby permits that LESSOR, by itself or through its proxy, inspect or examine the leased property, whenever it deems necessary or convenient, but must, however, schedule a day and time with LESSEE.

5.13. If the inspection detects damage to the facilities of the leased property caused by LESSEE, LESSOR shall notify LESSEE, so that the latter may, within a maximum term of five (05) days, effect the necessary repairs, with the respective expenses on the account of LESSEE, under pain of, if not doing so, committing a contractual infraction causing termination of the lease, with LESSEE being condemned to pay the contractual fine and the other legal provisions.
5.14. LESSOR may, however, in the event of non-compliance with the terms of the notification set forth in clause 5.13, without prejudice to termination of the agreement, have the repairs made by a person of its free choice, and LESSEE shall be bound to pay for all the expenditures made, duly adjusted for inflation, and with the addition of the penalties set forth in this instrument.
5.15. LESSEE shall answer for the requirements of the Public Powers which it causes, whether municipal, state or federal, whether because of eventual expressly authorized modifications to the properties, or by reason of the activity exercised by it on the property, assuming all the responsibilities incurred for this purpose.
5.16. VALIDITY CLAUSE: A validity clause of this agreement is hereby established, and it is certain that in the case of sale of the property leased by LESSOR, this agreement shall be respected during the entire term established in clause 2 above.
6. INSURANCE
6.1. LESSEE undertakes to reimburse LESSOR for the amounts disbursed by the latter in contracting asset insurance for the Property, guaranteeing award for pecuniary damages resulting from fire, lightning, explosion of any nature, windstorm, flood, hurricane, cyclone, tornado, hail, smoke, impact of land vehicles and fall of aircraft, for an amount not lower than the market value of the asset, with LESSOR, or whomever it expressly indicates, as the beneficiary of the respective policies.
6.1.1. The asset insurance for the Property shall also encompass coverage for loss of rent for a period of twelve (12) months, and LESSOR shall be responsible for payment of the respective premium.

6.2. The obligation assumed by LESSEE under item 6.1 shall be maintained during the entire term of the lease, including its possible extensions.
6.3. The value of the insured items and the respective amounts of the indemnifications should be annually revalued according to the variation of the rent.
6.4. In the event of partial damage, LESSEE may continue using the Property. In this event, it must manifest its intention in writing to LESSOR, interrupting payment of the rent equivalent to the useful area of the Property that was rendered useless, and the difference between the amount to be paid by LESSEE and the amount of the rent shall be covered by the insurance set forth in clause 6.1. above, immediately after occurrence of the damage.
6.5. In the case of total damage, the parties may agree to maintain the agreement, without payment of the rents during the period of reconstruction, and also, in this event, guaranteeing to either of the parties the possibility of termination of the agreement without any penalty whatsoever.
6.6. Total damage having occurred, and the Insurance Company not having paid the indemnification to LESSOR on the grounds that the occupation of the Property was irregular, for not having observed the conditions of the respective policy, or not having observed the municipal, state and/or federal regulations applicable to the Property in order to permit the regular exercise of the activities of LESSEE as set forth in this Agreement, with the exception of the cases proven to result from defects of construction of the Property, LESSEE shall reimburse the amounts necessary to replace the property to LESSOR, except for the right of recourse of LESSEE against the Insurance Company.
7. ASSIGNMENT AND SUBLEASING
7.1. LESSEE is hereby expressly prohibited from subleasing or lending, in whole or in part, the leased property, as well as assigning or transferring this agreement, without the consent in writing by LESSOR.
7.2. LESSOR cannot refuse its consent in the event of subleasing to companies proved to belong to the same economic group as LESSEE.

7.3. Subleasing is hereby expressly authorized to the companies: MERCADOPAGO.COM REPRESENTAÇÕES LTDA., IBAZAR.COM ATIVIDADES DE INTERNET LTDA and EBAZAR.COM.BR LTDA.
8. FINE
8.1. If LESSEE voluntarily terminates this Agreement before the expiration of the term set forth in clause 2.1. it shall pay to LESSOR, as pre-set damages, a fine to be calculated on a prorated basis, according to the remaining period, in the maximum amount of three (3) rents, as set forth in clause 3.1, without prejudice to the payment of the rents up to the date of handing over the keys, and of the prior notice set forth in clause 5.10.
8.2. If the lease is terminated by LESSOR by virtue of non-compliance with any contractual obligations of LESSEE, except the event set forth in clause 8.1, the latter shall pay to LESSOR, as pre-set damages, a fine in the amount of three (3) rents, as set forth in clause 3.1, observing the sending of prior notice at least ninety (90) days before the date of payment of the indemnification and vacancy of the Property, it being clear that payment of the fine does not waive payment of the rents up to the date of handing over the keys.
9. EVENTS OF DEFAULT
9.1. Irrespective of the provisions above, the innocent party shall be prohibited from applying a penalty or terminating this instrument, unless (i) the innocent party has sent a notice in writing to the defaulting party, notifying it of the contractual or legal violation, and (ii) the defaulting party has not remedied the cause of the default within the period of fifteen (15) days after having received such notice.
9.1.1. The notice and the term mentioned in clause 9.1. do not apply in the event of delay in payment of the rent, the effects of which are set forth in clauses 3.4 and 3.5.
10. GENERAL PROVISIONS
10.1. In the case of expropriation of the property object of this agreement, LESSOR is hereby discharged of any and all responsibility, reserving for LESSEE, the right to act only against the expropriating power as to the indemnification it may perchance be entitled to.

10.2. If any amendment is made to Lessee‘s articles of incorporation that implies in a change of control in its corporate structure, for a company that is not part of its Economic Group, lessee shall within thirty (30) days of this occurrence, communicate this fact to LESSOR, which reserves the right to continue or not with this lease, under pain of characterization of contractual infringement and incurring the fine set forth in this agreement, in addition to giving cause to its immediate termination, since such factors were considered by LESSOR when executing this instrument. As being appropriate, it should be clarified that LESSEE may make any and all corporate alterations among the companies of the same economic group, and it is certain that changes of control with companies of the same corporate group shall not be considered changes of control for the purposes of this clause 10.2.
10.3. Everything due on account of this agreement and that is not eligible for summary process, shall be charged according to an executory process, without prejudice to a faster judicial or extrajudicial suit or proceeding, in the forum of the domicile of property, with waiver of any other, as privileged as it may be. In the case of court suit, the debtors shall be liable for, in addition to the contractual fine and all the court expenses incurred, the fees of the lawyer retained by the creditor to guarantee its rights, on the basis of twenty percent (20%) of the amount of the award, reduced to ten percent (10%), if the debt is settled out of court.
10.4. Non-exercise by one of the parties of any of its powers or rights vested under this Agreement shall not constitute a waiver by such party of such vested powers or rights, nor constitute a contractual novation. Changes hereto shall only be made and be in full force and effect after mutual agreement in writing by all the parties.
10.5. This lease is governed by Law nº 8.245, of October 18, 1991.
10.6. The parties assume full civil and criminal responsibility for the representations made herein.
10.7. LESSEE is hereby authorized to register this instrument with the competent Real Estate Registry Office or Registry of Deeds and Documents, bearing all the expenses arising from this act.
10.8. In the case of registration of this agreement by LESSEE, it shall further be obliged to, at the end or termination of the lease, immediately cancel it, at its expense. If it does not do so, and after being expressly communicated by LESSOR to do so, within the period of thirty (30) days, then LESSOR shall be automatically authorized to proceed with such cancellation with the competent Real Estate Registry Office, and may recover from LESSEE the expenses related to the cancellation of this registration.

10.9. If LESSEE abandons the property hereby leased, whether for its convenience, or as a result of a court decision, LESSOR is hereby authorized to donate any assets abandoned at the location to a charitable institution of its free choice.
11. NOTICES
11.1. All the notices, judicial notifications, services of process, summons and other communications related to this instrument may be sent by means of correspondence with Notice of Receipt (AR), or by other forms set forth in art. 58, subsection IV, of the Tenancy Law and in the Code of Civil Procedure. In this respect, the parties undertake to communicate one to the other, in writing, whenever there is a change of address, under pain of deeming received any notification at the former address.
11.2. The parties establish as addresses for notices, undertaking to mutually communicate changes, the following:
a) If to LESSOR:
Att. Mr. Ladislau Lancsarics Junior
Av. Tamboré, nº 1180,
Tamboré, Barueri — SP
CEP 06460-000
b) If to LESSEE:
Att. Mr. Stelleo Passos Tolda
Rua Gomes de Carvalho n.1306 / 7º andar
Vila Olímpia — São Paulo — CEP:04547-005
Tel.: 11 3040-4189
Fax. 11 3040-4165
12. RIGHT OF FIRST REFUSAL
12.1. In the event of sale, commitment to sell, assignment or commitment to assign the rights with respect to full title of the Property, LESSEE shall be responsible for exercising the right of first refusal on the same terms offered to third parties, and LESSOR shall inform LESSEE about the intended operation by means of extrajudicial notification or by any other unequivocal means of acknowledgment.

12.2. The communication set forth in clause 12.1 above shall specify all the terms of the intended operation, and especially mention the price, the form of payment, as well as the place and date for analysis of the pertinent documentation.
12.3. The right of first refusal forfeits if LESSEE does not express its total acceptance of the proposal in an unequivocal manner within the period of ten (10) days.
12.4. Not having demonstrated interest in acquiring the property, LESSEE must permit inspection of the same by interested third parties, on a day and time previously agreed, under pain of characterization of contractual infringement.
13. GUARANTEE
13.1. LESSEE gives a single bond, in the amount of three (3) month rent, as guarantee of compliance with the obligations set forth in this Agreement, including the contractual adjustments that the rent may suffer, the legal and contractual penalties agreed to in this instrument, any taxes, fees and other charges of the lease, and possible extension of the lease. This amount shall be paid in cash, by means of a deposit to the account indicated by LESSOR at the time of the execution of this instrument. Upon termination of this agreement, LESSOR undertakes to return the bond to LESSEE, with the addition of all the advantages resulting from being invested in a savings account since the date of the payment until the month immediately prior to the termination of the agreement under the exact terms of that provided in §2 of art. 37 of Law 8.245/91.
14. JURISDICTION
14.1. The contracting parties elect the forum of the domicile of the Property to settle any doubts or disputes arising out of this Agreement, with express waiver o any other, as privileged as it may be. .
In witness whereof, being aware of and in agreement with all the terms and conditions of this preliminary agreement, the parties, for themselves, their heirs and/or successors, execute this instrument, in three (03) counterparts of equal content and form, in the presence of the two undersigned witnesses
São Paulo, March 01, 2010.

LESSOR:
STM — SOCIEDADE TÉCNICA DE MONTAGENS
LESSEE:
MERCADOLIVRE.COM ATIVIDADES DE INTERNET LTDA
Witnesses:

1)	2)

Name:	Name:
RG.:	RG.: